UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 22, 2011

Cyalume Technologies Holdings, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)

Delaware	000-52247	20-3200738
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

96 Windsor Street, West Springfield, Massachusetts		01089
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(413) 858-2500

Not Applicable
 ______________________________________________
 Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 22, 2011, Frank Kline advised the board of directors the (“Board”) of Cyalume Technologies Holdings, Inc. (the “Company”) that he intended to resign from the Board, and on November 23, 2011, Mr. Kline submitted his formal resignation to the Board, effective as of that date.  Mr. Kline has advised the Company that his resignation was not the result of any disagreement between the Company and Mr. Kline on any matter relating to the Company’s operations, policies or practices.

Pursuant to an Investor Rights Agreement dated December 19, 2008 between the Company and certain of the Company’s shareholders, Kline Hawkes Pacific Friends Fund, LLC and Kline Hawkes Pacific, L.P. (collectively, “Kline Hawkes”) have the right to designate one member to the Board. Through November 23, 2011, Mr. Kline was the Board member designated by Kline Hawkes under that Investor Rights Agreement.

With the resignation of Mr. Kline, on November 23, 2011, Kline Hawkes designated James Valentine to fill the vacancy on the Board. Mr. Valentine’s qualifications were reviewed by the Nominating and Corporate Governance Committee of the Board, which then recommended his appointment to the full Board. Subsequently, the appointment of Mr. Valentine was approved by the Board as of November 23, 2011. Any appointment of Mr. Valentine to the Committees of the Board will be determined at the Company’s next Board meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyalume Technologies Holdings, Inc.

November 28, 2011	By:	/s/ Michael Bielonko
Name: Michael Bielonko
Title: Chief Financial Officer